EXHIBIT 10.2

Pilgrim’s Pride Corporation
Second Amendment to Fourth Amended and Restated Secured Credit Agreement

This Second Amendment to Fourth Amended and Restated Secured Credit Agreement (herein, the “Amendment”) is entered into as of April 30, 2008, among Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), To-Ricos, Ltd., a Bermuda company (“To-Ricos”), To-Ricos Distribution, Ltd., a Bermuda company (“To-Ricos Distribution”; and together with To-Ricos, the “Foreign Borrowers”; the Company and the Foreign Borrowers collectively, the “Borrowers” and individually, a “Borrower”), the Banks party hereto, and Bank of Montreal a Canadian chartered bank acting through its Chicago branch, as administrative agent for the Banks (the “Agent”).

Preliminary Statements

A.The Borrowers, the Banks and the Agent are parties to that certain Fourth Amended and Restated Secured Credit Agreement dated as of February 8, 2007, as amended (the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.The Borrowers and the Banks have agreed to limit the amount of L/Cs that can be outstanding under the Revolving Credit at any time and to amend the definition of the term “Applicable Margin” contained in Section 4.1 of the Credit Agreement and the financial covenants contained in the Credit Agreement, all on the terms and conditions set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Amendments.

Upon satisfaction of all of the applicable conditions precedent set forth in Section 2 hereof, the Credit Agreement shall be amended as follows:

1.1.The third sentence of Section 1.5(a) of the Credit Agreement shall be amended to read as follows:

“The L/Cs shall consist of standby and commercial letters of credit in an aggregate face amount not to exceed $175,000,000 outstanding at any time (excluding the amount of the Bond L/C).”

1.2.Section 4.1 of the Credit Agreement shall be amended by adding the following definition thereto in the appropriate alphabetical order:

“Second Amendment Effective Date” means May 1, 2008.”

1.3.The definition of the term “Applicable Margin” contained in Section 4.1 of the Credit Agreement shall be amended to read as follows:

“Applicable Margin” shall mean, (a) during the period commencing on the Second Amendment Effective Date and ending on the date the Agent determines the Applicable Margins based on the Company’s financial statements for its fiscal quarter ending September 26, 2009 (the “Pricing Increase Termination Date”), with respect to each type of Loan and the commitment fee described in Column A below, the rate of interest per annum shown in Columns B, C, D, E, F and G below for the range of Leverage Ratio (expressed as a percentage) specified for each Column:
A	B	C	D	E	F	G
	Level I	Level II	Level III	Level IV	Level V	Level VI
Leverage Ratio	<=45%	>45%<= 50%	>50%<= 55%	>55%<= 60%	>60%<= 65%	>65%
Domestic Rate Loans	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%
Eurodollar Loans	1.25%	1.50%	1.75%	2.00%	2.25%	2.75%
Commitment Fee	0.25%	0.30%	0.35%	0.40%	0.45%	0.50%

and (b) from and after the Pricing Increase Termination Date, with respect to each type of Loan and the commitment fee described in Column A below, the rate of interest per annum shown in Columns B, C, D, E and F below for the range of Leverage Ratio (expressed as a percentage) specified for each Column:
A	B	C	D	E	F
	Level I	Level II	Level III	Level IV	Level V
Leverage Ratio	<=45%	>45%<= 50%	>50%<= 55%	>55%<= 60%	>60%
Domestic Rate Loans	0.0%	0.0%	0.0%	0.0%	0.0%
Eurodollar Loans	0.75%	1.00%	1.25%	1.50%	1.75%
Commitment Fee	0.175%	0.225%	0.275%	0.325%	0.35%

Not later than 5 Business Days after receipt by the Agent of the financial statements called for by Section 7.4 hereof for the applicable fiscal quarter, the Agent shall determine the Leverage Ratio for the applicable period and shall promptly notify the Company and the Banks of such determination and of any change in the Applicable Margins resulting therefrom.  Any such change in the Applicable Margins shall be effective as of the date the Agent so notifies the Company and the Banks with respect to all Loans outstanding on such date, and such new Applicable Margins shall continue in effect until the effective date of the next quarterly redetermination in accordance with this Section.  Each determination of the Leverage Ratio and Applicable Margins by the Agent in accordance with this Section shall be conclusive and binding on the Company and the Banks absent manifest error.  From the date hereof until the Applicable Margins are first adjusted pursuant hereto, the Applicable Margins shall be those set forth in Level IV above.

1.4.Sections 7.8, 7.9, 7.11 and 7.12 of the Credit Agreement shall be amended to read as follows:

“Section 7.8.Leverage Ratio.  The Company will not permit its Leverage Ratio at any time to exceed (a) 0.70 to 1 at any time from and after the Second Amendment Effective Date through September 26, 2009, and (b) 0.65 to 1 at any time thereafter.

Section 7.9.Tangible Net Worth.  The Company shall maintain its Tangible Net Worth at all times in an amount not less than (a) $250,000,000 from and after the Second Amendment Effective Date through September 25, 2009, and (b) $300,000,000 thereafter, which amount shall increase as of the last day of each Fiscal Year commencing with the Fiscal Year ending October 2, 2010 by an amount, in each case, equal to 50% of the Company’s Net Income (but not less than zero) for such Fiscal Year of the Company.

Section 7.11.Net Tangible Assets to Total Liabilities. The Company will not permit the ratio of its Net Tangible Assets to its Total Liabilities at any time, but measured as of the last day of each quarterly fiscal accounting period of the Company, to be less than (a) 1.05 to 1 as of the last day of each quarterly fiscal accounting period of the Company ending after the Second Amendment Effective Date through and including June 27, 2009, (b) 1.10 to 1 as of the last day of the quarterly fiscal accounting period of the Company ending September 26, 2009, and (c) 1.125 to 1 as of the last day of each quarterly fiscal accounting period of the Company thereafter.

Section 7.12.Fixed Charge Coverage Ratio.  The Company will not permit, as of the last day of each fiscal quarter of the Company, its Fixed Charge Coverage Ratio for the eight consecutive fiscal quarters of the Company then ended to be less than (a) 1.25 to 1 as of the last day of each quarterly fiscal accounting period of the Company ending after the Second Amendment Effective Date through September 26, 2009, and (b) as of the last day of each quarterly fiscal accounting period of the Company thereafter, 1.50 to 1.”

1.5.Schedule I attached to the form of Compliance Certificate attached to the Credit Agreement as Exhibit F shall be replaced by Schedule I attached to this Amendment.

1.6.The Company agrees that no later than May 7, 2008, it shall cause the Guarantor to execute and deliver to the Agent the Guarantor’s Consent set forth below, and that the Company’s failure to comply with this Section shall constitute an Event of Default under the Credit Agreement.

2.Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1.The Borrowers and the Required Banks shall have executed this Amendment (such execution may be in several counterparts and the several parties hereto may execute on separate counterparts).

2.2.Each of the representations and warranties set forth in Section 5 of the Credit Agreement shall be true and correct.

2.3.The Borrowers shall be in full compliance with all of the terms and conditions of the Credit Agreement and no Event of Default or Potential Default shall have occurred and be continuing thereunder or shall result after giving effect to this Amendment.

2.4.The Agent shall have received for the ratable benefit of the Banks executing this Amendment (the “Consenting Banks”) an amendment fee in an amount equal to one-quarter of one percent (0.25%) of Revolving Credit Commitment of each of the Consenting Banks, which amendment fee shall be non-refundable.

2.5.The Agent shall have received for its own account such fees as have been agreed upon by the Company and the Agent.

3.Representations And Warranties.

3.1.The Company, by its execution of this Amendment, hereby represents and warrants the following:

(a)each of the representations and warranties set forth in Section 5 of the Credit Agreement is true and correct as of the date hereof, except that the representations and warranties made under Section 5.3 shall be deemed to refer to the most recent annual report furnished to the Banks by the Company; and

(b)the Borrowers are in full compliance with all of the terms and conditions of the Credit Agreement and no Event of Default or Potential Default has occurred and is continuing thereunder.

4.Miscellaneous.

4.1.The Company has heretofore executed and delivered to the Agent that certain Second Amended and Restated Security Agreement Re:  Inventory and Farm Products dated as of February 8, 2007 (the “Security Agreement”) and the Company hereby agrees that the Security Agreement shall continue to secure all of the Company’s and the Foreign Borrowers’ indebtedness, obligations and liabilities to the Agent, the L/C Issuers and the Banks under the Credit Agreement as amended by this Amendment, that notwithstanding the execution and delivery of this Amendment, the Security Agreement shall be and remain in full force and effect and that any rights and remedies of the Agent thereunder, obligations of the Company thereunder and any liens or security interests created or provided for thereunder shall be and remain in full force and effect and shall not be affected, impaired or discharged thereby.  Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Security Agreement as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2.Except as specifically amended herein, the Credit Agreement and the Notes shall continue in full force and effect in accordance with their original terms.  Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Credit Agreement itself, the Notes, or any communication issued or made pursuant to or with respect to the Credit Agreement, any reference to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.3.The Company agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Agent in connection with the preparation, execution and delivery of this Amendment and the documents and transactions contemplated hereby, including the reasonable fees and expenses of Chapman and Cutler LLP.

4.4.This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.

4.5.(a) This Amendment and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois, except to the extent provided in Section 4.5(b) hereof and to the extent that the Federal laws of the United States of America may otherwise apply.

(b)Notwithstanding anything in Section 4.5(a) hereof to the contrary, nothing in this Amendment, the Credit Agreement, the Notes, or the Other Loan Documents shall be deemed to constitute a waiver of any rights which the Company, the Agent or any of the Banks may have under the National Bank Act or other applicable Federal law.

[Signature pages to follow]

DALDMS/638955.3

This Second Amendment to Fourth Amended and Restated Secured Credit Agreement is entered into as of the date and year first above written.

“Borrowers”

Pilgrim’s Pride Corporation

By /s/ Richard A. Cogdill
Its Chief Financial Officer

To-Ricos, Ltd.

By /s/ Richard A. Cogdill
Its Executive Vice President, Treasurer and Assistant Secretary

To-Ricos Distribution, Ltd.

By /s/ Richard A. Cogdill
Its Executive Vice President, Treasurer and Assistant Secretary

Accepted and Agreed to as of the day and year last above written.

Bank of Montreal, as Agent

By /s/ David J. Bechstein
Its Vice President

BMO Capital Markets Financing, Inc., individually and as Swing Bank

By /s/ David J. Bechstein
Its Vice President

SunTrust Bank

By/s/ M. Gabe Bonfield
Its Vice President

U.S. Bank National Association

By/s/ illegible
Its Vice President

Wells Fargo Bank National Association

By/s/ Jeff Mercer
Its Vice President

ING Capital LLC

By /s/ Lina A. Garcia
Its Vice President

Credit Suisse, Cayman Islands Branch

By /s/ Karl Studer
Its Director

By /s/ Petra Jaek
Its Assistant Vice President

Bank of America N.A.

By /s/ Charles Dale
Its Senior Vice President

CALYON New York Branch

By /s/ Greg Hennenfent
Its Managing Director

By /s/ Blake Wright
Its Managing Director

Natixis New York Branch

By /s/ Vincent Lauras
Its Managing Director

By /s/ Stephen A. Jendras
Its Managing Director

JP Morgan Chase Bank, N.A.

By /s/ Barbara R. Marks
Its Executive Director

Deutsche Bank Trust Company Americas

By /s/ Scottye Lindsey
Its Director

By /s/ Carin Keegan
Its Director

First National Bank of Omaha

By /s/ Wade Horton
Its Vice President

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DALDMS/638955.3